August 18, 2000


Lexon Inc.
8908 S. Yale Ave., Suite 409
Tulsa, OK 74117


Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Lexon Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 1,250,000 shares of the Company's Common Stock, $0.001 par value (the "Incentive Plan Shares"), issuable in connection with the 1998 Lexon, Inc. Incentive Stock Option Plan ("the "Incentive Option Plan") and (ii) up to 450,000 shares of the Company's Common Stock, $0.001 par value (the "Individual Shares Outside of a Plan"") issuable in connection with Stock Grants outside of a plan to Dean Guise (the "Guise Stock Grant") and Doug Glausen ("the Glausen Stock Grant").

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Incentive Plan Shares, when sold and issued in accordance with the Incentive Option Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable. In addition, on the basis of the foregoing paragraphs, and in reliance thereon, I am of the opinion that the Individual Shares Outside of a Plan, when sold and issued in accordance with the Guise Stock Grant, the Glaussen Stock Grant, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.


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         I am furnishing  this opinion  letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement,. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.



                                        Very Truly Yours,


                                        /s/ Ronald C. Kaufman

                                        Ronald C. Kaufman